Exhibit 10.1
FARMERS NATIONAL BANC CORP.
CASH INCENTIVE PLAN
Amended and Restated June, 2011
I.	Term of Plan
The Farmers National Banc Corp. Cash Incentive Plan (the “Plan”) is effective as of January 1, 2011, and will remain in effect until revised or terminated by the recommendation of the Compensation Committee and approved by the Board of Directors of Farmers National Banc Corp. (“Farmers”).
II.	Objective
Farmers is making available to eligible executives and employees of Farmers and its subsidiaries, through this Plan, compensation designed to foster superior financial results for Farmers by providing an equitable corporate-wide incentive that awards individual and team effort to achieve specified performance objectives. The objectives of the Plan are: (1) to foster superior financial results for Farmers, producing a financial benefit to Farmers shareholders; (2) to motivate and reward executives toward superior financial performance; (3) attracting and retaining skilled executives and employees upon whose judgment, interest and special efforts the successful conduct of Farmers’ business is largely dependent; and (5) appropriately balance and manage risk to promote the overall safety and soundness of Farmers.
III.	Participants
Full-time and part-time, regular, non-commissioned-based associates and executives of Farmers and its subsidiaries and affiliates are generally eligible to participate in the Plan. Participation determinations regarding executive officers (“Executive Participants”) shall be established by the Compensation Committee in its sole discretion. Participation determinations regarding associates and other non-executive personnel (“Non-Executive Participants” and together with Executive Participants, “Participants” ) shall be established by the Senior Management Committee (as defined hereafter).
IV.	Opportunity Levels
Participant opportunity levels (as a percentage of base salary) shall be determined on an annual basis by the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be, and will generally be determined by the Participant’s title and functional responsibility as well as other considerations, including, but not limited to, external market competitiveness, retention considerations as well as corporate and individual performance.

V.	Performance Goals and Metrics
In order to receive an award under the Plan, the Participant and/or Farmers must attain specified performance metrics in applicable performance goal categories. Performance goals may be set in any of following five general categories with performance metrics and targets set forth in individual scorecards developed for each Participant: (i) corporate goals; (ii) district goals; (iii) branch goals; (iv) group goals; and (v) individual goals.
Each year in the first quarter of the calendar year (or, for 2011, upon adoption of the Plan) the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be, shall determine individual performance goals and metrics for each Participant. For purposes of determining performance metrics for each Participant, the Compensation Committee with respect to Executive Participants and the Senior Management Committee with respect to Non-Executive Participants, as the case may be, shall establish metrics relating to one or several of the following corporate performance measures:
1.	Revenue;

2.	Net earnings or net income (before or after taxes);

3.	Earnings per share;

4.	Deposit or asset growth;

5.	Net operating income;

6.	Return measures (including return on assets and equity);

7.	Fee income;

8.	Earnings before or after taxes, interest, depreciation and/or amortization;

9.	Interest spread;

10.	Productivity ratios;

11.	Share price (including, but not limited to, growth measures and total shareholder return);

12.	Expense targets;

13.	Credit quality;

14.	Efficiency ratio;

15.	Market share;

16.	Customer satisfaction;

17.	NIACC (net income after cost of capital);

18.	Texas ratio; and

19.
Strategic objectives (including, branding, mergers and acquisitions, succession management, dynamic market response, new product development, expense reduction initiatives, risk management and regulatory compliance).

VI.	Goal Achievement
For purposes of determining goal achievement, the Compensation Committee with respect to Executive Participants and the Senior Management Committee with respect to Non-Executive Participants, as the case may be, shall (i) establish the performance period for determining goal achievement for each Participant; (ii) establish threshold, target and maximum performance goals for each performance metric; and (iii) determine the respective weighting for performance metrics for each Participant. The mix and weighting of the performance metrics established for determining awards need not be the same for all Participants or any group of Participants.

A Participant’s final award will be based on achievement of the established corporate and individual performance metrics, subject to the approval of the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be. Awards for results achieved between specified performance levels will be paid out on an interpolated basis. Notwithstanding anything else in the Plan, in their sole discretion, the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be, may adjust any one or more award amounts before or after the applicable performance period, change goals or waive any requirements for awards pursuant to the Plan.
For purpose of determining the amount of any award, the base salary utilized for award calculations will be the annualized base salary of the Participant on the last day of the applicable calendar year, adjusted to reflect the Participant’s tenure with the Company during the year.
VII.	Payments
Subject to applicable withholding, payments under the Plan will be made as soon as reasonably practicable following the completion of the performance period and following approval by the Compensation Committee with respect to Executive Participants or Senior Management Committee with respect to Non-Executive Participants, as the case may be, for awards to Participants. The accrual for Plan incentive payments will be established in accordance with generally accepted accounting principles.
VIII.	NEWLY HIRED, TRANSFERRED, PROMOTED AND TERMINATED PARTICIPANTS
If a Participant is transferred or promoted or becomes totally disabled in accordance with the Company’s long-term disability plan before the last day of the calendar year, the Participant will be eligible to receive payment under the Plan only if: (1) the Participant is employed on the last day of the calendar year; (2) the Participant remains employed through the payment date; and (3) the stated threshold goals have been achieved by the last day of the performance period, as such goals may be revised for the individual based upon a change in position. Payments will be prorated based upon the tenure of the Participant in the eligible position. Newly hired eligible Plan Participants may receive a prorated incentive payout based on their tenure or a predetermined payout amount agreed upon as part of their initial employment terms.
If the Participant’s employment is terminated before the payment date for any reason other than retirement, the Participant will not be eligible for any payment under the Plan regardless of employment status on the last day of the calendar year.
If a Participant dies before the end of the calendar year, neither the Participant nor their estate will be eligible to receive any payment under the Plan. If a Participant dies after the end of the calendar year, but before the payment date, the Participant, through their estate, will be eligible to receive payment of an award amount under the Plan.

If a Participant retires (as retirement is defined under any Farmers benefit plan providing for the earliest possible retirement) effective before the end of the calendar year, the Participant will not be entitled to payment under the Plan. If the Participant retires effective at any time after the end of the calendar year, but before the payment date, the retiring Participant will be entitled to payment in accordance with the terms of the Plan.
At the discretion of the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be, Participants may be eligible to participate in the Plan during a Plan year in which he or she takes a leave of absence.
Farmers reserves the right to withhold or decrease payments to any Participant under the Plan based on a Participant’s violation of any of Farmers’ policies and procedures or failure to achieve an adequate annual performance evaluation.
IX.	OTHER EMPLOYEE BENEFITS
Benefits to Participants under other benefit plans will not be affected by payments under this Plan to the extent benefits under the other plans are based upon base salary, but will be affected by payments under this Plan to the extent benefits under the other plans are based upon Form W-2 earnings. Farmers retains the right to amend, cancel or change any other benefit plans. Nothing in this Plan shall change the normal employee/employer relationship or be interpreted as a guarantee of continued employment to any Participant and no award payment under this Plan shall be construed as an indication of over-all job performance.
X.	SENIOR MANAGEMENT COMMITTEE
For purposes of Non-Executive Participant Plan administration, the Senior Management Committee shall consist of the following persons: (1) Chief Executive Officer; (2) Chief Financial Officer; (3) Director of Retail; (4) Director of Human Resources; and (5) Chief Credit Officer.
XI.	AMENDMENT AND ADMINISTRATION OF THE PLAN
The Plan may be terminated or amended by the recommendation of the Compensation Committee, subject to the approval of the Board of Directors. Any question of interpretation of the Plan will be determined by the Compensation Committee and its determinations are final, binding and non-appealable. Notwithstanding anything else in the Plan, in their sole discretion, the Compensation Committee with respect to Executive Participants or the Senior Management Committee with respect to Non-Executive Participants, as the case may be, may adjust any one or more award amounts before or after the applicable performance period, change goals or waive any requirements for awards pursuant to the Plan.

4